As filed with the Securities and Exchange Commission on November 8, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHESAPEAKE UTILITIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	51-0064146
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware, 19904

(Address of Principal Executive Offices including Zip Code)

CHESAPEAKE UTILITIES CORPORATION

2013 STOCK AND INCENTIVE COMPENSATION PLAN

(Full title of the plan)

BETH W. COOPER, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Chesapeake Utilities Corporation

909 Silver Lake Boulevard, Dover, Delaware, 19904

(Name and address of agent for service)

(302) 734-6799

(Telephone Number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Common Stock, $0.4867 par value	441,241	$55.20	$24,356,503.20	$3,137.12

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of securities registered under this Registration Statement shall include an indeterminate number of additional shares of common stock that may become issuable under the 2013 Stock and Incentive Compensation Plan as a result of any future stock splits, stock dividends or similar transactions.
(2)	The 2013 Stock and Incentive Compensation Plan, has available for issuance thereunder 475,000 shares of common stock less one share for every one share granted under the registrant’s prior plans after December 31, 2012. As of the date hereof, 33,759 shares have been granted under the registrant’s prior plans since December 31, 2012. Therefore, 441,241 shares of common stock are being registered hereunder. The shares being registered hereunder are in addition to shares previously registered under Registration Statements Nos. 333-124717, 333-124694, and 333-124646 on Form S-8. See Explanatory Note.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The maximum offering price per share is based on the average of the high and low prices for the common stock as reported on the New York Stock Exchange on November 5, 2013.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Chesapeake Utilities Corporation (the “Company” or “Chesapeake”) to register shares of the Company’s common stock available for issuance under the 2013 Stock and Incentive Compensation Plan (the “Plan”). The Plan provides for incentive compensation to our executive officers, directors, employees and consultants. The Company previously awarded equity compensation to our directors pursuant to the Directors Stock Compensation Plan (“DSCP”), to our executive officers and other key employees pursuant to the 2006 Performance Incentive Plan (“PIP”) and to our employees pursuant to the Employee Stock Award Plan (“ESP,” and together with DSCP and PIP, the “Prior Plans”). As of May 2, 2013, the effective date of the Plan, no further grants may be made under the Prior Plans. Upon stockholder approval of the Plan at the Company’s Annual Meeting of Stockholders on May 2, 2013, a total of 475,000 shares became available for delivery under the Plan, less one share for every one share granted under the Prior Plans after December 31, 2012. Shares subject to awards under the Plan that have been canceled, expired, settled in cash or not issued or forfeited for any reason (in whole or in part) are available for future awards granted under the Plan. In addition, in accordance with the Plan, shares subject to an award under the Prior Plans that are canceled, expired, settled in cash, or not issued or forfeited for any reason (in whole or in part) after December 31, 2012, also become available for awards under the Plan on a one-for-one basis. Accordingly, shares under the Prior Plans previously registered pursuant to Registration Statement Nos. 333-124717, 333-124694, and 333-124646 that become available under the Plan in accordance with its terms are also covered by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, will be sent or given to the participants of the Plan as specified by Rule 428(b)(1) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

We are subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports, proxy statements and other information with the Commission. We incorporate by reference into this Registration Statement the documents listed below:

(a) our Annual Report on Form 10-K for the year ended December 31, 2012;

(b) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013;

(c) our Current Reports on Form 8-K, as amended, filed on March 8, 2013, May 2, 2013, May 6, 2013, June 5, 2013, July 3, 2013, August 9, 2013, September 10, 2013, and November 7, 2013;

(d) the description of our common stock contained in our registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating the description; and

(e) all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Company under Items 2.02 or 7.01 of any current report on Form 8-K that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	DESCRIPTION OF SECURITIES.

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Chesapeake’s Bylaws, each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact he or she is or was a director or officer of Chesapeake, or is or was serving at the request of Chesapeake as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, is entitled to indemnification by Chesapeake to the fullest extent permitted by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. These indemnification rights continue as to such person who has ceased to be a director or officer and inure to the benefit of the person’s heirs, executors and administrators. These indemnification rights include the right to be paid by Chesapeake the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by Chesapeake of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that he or she is not entitled to be indemnified. These indemnification rights under the Bylaws are not exclusive of any other indemnification right which any person may have or acquire under any law, provision of Chesapeake’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145 of the Delaware General Corporation Law permits indemnification of a director, officer, employee or agent of a corporation who acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In all proceedings other than those by or in the right of Chesapeake, this indemnification covers expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the indemnified person. In actions brought by or in the right of Chesapeake (such as derivative actions), Section 145 provides for indemnification against expenses only and, unless a court determines otherwise, only in respect of a claim as to which the person is not judged liable to the corporation.

Chesapeake has in effect liability insurance policies covering certain claims against any of its directors or officers by reason of certain breaches of duty, neglect, error, misstatement, omission or other act committed by such person in the person’s capacity as director or officer.

Article Eleven of Chesapeake’s Certificate of Incorporation provides that a director of Chesapeake shall not be personally liable to Chesapeake or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director’s duty of loyalty to Chesapeake or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8.	EXHIBITS

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description of Document

*4.1	Amended and Restated Certificate of Incorporation of Chesapeake Utilities Corporation is incorporated herein by reference to Exhibit 3.1 of our Quarterly Report on Form 10-Q for the period ended June 30, 2010, File No. 001-11590.

*4.2	Amended and Restated Bylaws of Chesapeake Utilities Corporation, effective December 4, 2012, are incorporated herein by reference to Exhibit 3 of our Current Report on Form 8-K, filed December 7, 2012, File No. 001-11590.

*4.3	Chesapeake Utilities Corporation 2013 Stock and Incentive Compensation Plan is incorporated herein by reference to Appendix A to our Definitive Proxy Statement, filed on April 2, 2013, File No. 001-11590.

5.1	Legal Opinion of Baker & Hostetler LLP, counsel to the Company (filed herewith).

23.1	Consent of ParenteBeard LLC, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Baker & Hostetler LLP, counsel to the Registrant (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

*	Previously filed.

Item 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dover, State of Delaware, on the 8th day of November, 2013.

CHESAPEAKE UTILITIES CORPORATION

By:	/s/ BETH W. COOPER
Beth W. Cooper
Senior Vice President, Chief Financial Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Michael P. McMasters and Beth W. Cooper, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the person might or could do in person, hereby ratifying and confirming what each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ RALPH J. ADKINS	/S/ MICHAEL P. MCMASTERS
Ralph J. Adkins,	Michael P. McMasters,
Chairman of the Board and Director	President, Chief Executive Officer and Director
Date: November 7, 2013	(Principal Executive Officer)
/S/ BETH W. COOPER	Date: November 7, 2013 /S/ EUGENE H. BAYARD
Beth W. Cooper, Senior Vice President and Chief Financial Officer	Eugene H. Bayard, Esq., Director Date: November 7, 2013
(Principal Financial and Accounting Officer) Date: November 7, 2013 /S/ RICHARD BERNSTEIN	/S/ THOMAS J. BRESNAN
Richard Bernstein, Director	Thomas J. Bresnan, Director
Date: November 7, 2013 /S/ THOMAS P. HILL, JR.	Date: November 7, 2013 /S/ DENNIS S. HUDSON, III
Thomas P. Hill, Jr., Director	Dennis S. Hudson, III, Director
Date: November 7, 2013 /S/ PAUL L. MADDOCK, JR.	Date: November 7, 2013 /S/ JOSEPH E. MOORE
Paul L. Maddock, Jr., Director	Joseph E. Moore, Esq., Director
Date: November 7, 2013 /S/ CALVERT A. MORGAN, JR.	Date: November 7, 2013 /S/ DIANNA F. MORGAN
Calvert A. Morgan, Jr., Director	Dianna F. Morgan, Director
Date: November 7, 2013	Date: November 7, 2013 /S/ JOHN R. SCHIMKAITIS
John R. Schimkaitis
Vice Chairman of Board and Director
Date: November 7, 2013

INDEX TO EXHIBITS

Exhibit Number	Description of Documents

*4.1	Amended and Restated Certificate of Incorporation of Chesapeake Utilities Corporation is incorporated herein by reference to Exhibit 3.1 of our Quarterly Report on Form 10-Q for the period ended June 30, 2010, File No. 001-11590.

*4.2	Amended and Restated Bylaws of Chesapeake Utilities Corporation, effective December 4, 2012, are incorporated herein by reference to Exhibit 3 of our Current Report on Form 8-K, filed December 7, 2012, File No. 001-11590.

*4.3	Chesapeake Utilities Corporation 2013 Stock and Incentive Compensation Plan is incorporated herein by reference to Appendix A to our Definitive Proxy Statement, filed on April 2, 2013, File No. 001-11590.

5.1	Legal Opinion of Baker & Hostetler LLP, counsel to the Company (filed herewith).

23.1	Consent of ParenteBeard LLC, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Baker & Hostetler LLP, counsel to the Registrant (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

*	Previously filed.